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                                  EXHIBIT 23.2

                        INFORMATION CONCERNING CONSENT OF
                               ARTHUR ANDERSEN LLP

      The company has been unable to obtain, after reasonable efforts, Arthur Andersen's written consent to the company's incorporation by reference into its registration statements of Arthur Andersen's audit report with respect to the company's financial statements as of June 30, 2001 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act of 1933 permits the company to file this Form 10-K without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under the company's registration statements made on or after the date of this Form 10-K. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the company's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.